Scientific Industries, Inc.
                  70 Orville Drive
             Bohemia, New York 11716 USA

FOR IMMEDIATE RELEASE (Bohemia, NY, September 14, 2011)

Scientific Industries Declares a Cash Dividend

September 14, 2010 - Scientific Industries, Inc. (OTCQB: SCND), reported on Tuesday, September 13, 2011 that its Board of Directors declared a cash dividend of $.05 per share of Common Stock payable on November 18, 2011 to holders of record as of the close of business on September 26, 2011.



About Scientific Industries

Scientific Industries designs, manufactures, and markets a variety of laboratory equipment, including the world-renowned Vortex-Genie 2 (R) Mixer, and produces and sells customized catalyst research instruments. Scientific Industries' products are generally used for research purposes in laboratories of universities, hospitals, pharmaceutical companies, chemical companies, and medical device manufacturers.

"Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-K."

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